Exhibit 10.1

FABRINET
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into as of January 9, 2022 (the “Effective Date”) by and between Fabrinet, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and Gregory P. Dougherty (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

In consideration of the mutual promises contained herein, the Parties agree as follows:

1.Services and Compensation

Consultant shall perform the services described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2.Conflicting Obligations

Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

3.Term

The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the one (1) year anniversary of the Effective Date.

4.Independent Contractor; Benefits

A.Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B.Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401(k) plan participation.

5.Miscellaneous

A.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction.

B.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties.

C.Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

D.Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

E.Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

F.Protected Activity Not Prohibited. Consultant understands that nothing in this Agreement shall in any way limit or prohibit Consultant from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”). Consultant understands that in connection with such Protected Activity, Consultant is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Consultant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

GREGORY DOUGHERTY		FABRINET

/s/ Gregory Dougherty	By:	/s/ Seamus Grady
	Name:	Seamus Grady
	Title:	Chief Executive Officer

EXHIBIT A
SERVICES AND COMPENSATION
1.Services. The Services will include, but will not be limited to, the following: Advise on and assist the Company’s Chief Executive Officer and the Company’s Board of Directors in understanding market trends and technology trends in the electro-optical industry.

2.Compensation.

A.The Company will pay Consultant a cash amount equal to $10,000 per month.

B.The Company previously granted Consultant certain equity awards under the Company’s 2020 Equity Incentive Plan (the “Plan”) and applicable award agreement thereunder, which are outstanding as of the Effective Date (the “Awards”). As provided in such award agreements, so long as Consultant remains a Service Provider (as defined in the Plan), Consultant will continue to vest in such Awards in accordance with the vesting terms and other criteria of the Plan and applicable award agreements governing the terms of such Awards.

C.In order to help prevent adverse tax consequences to Consultant under Section 409A (as defined below), in no event will any payment under Section 3.A. of this Exhibit be made later than the later of (1) March 15th of the calendar year following the calendar year in which such payment was earned, or (2) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which such payment was earned. All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance promulgated thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless Consultant for any taxes that may be imposed, or other costs incurred, as a result of Section 409A.